Exhibit (99)(h)

CONSENT OF PERSON NAMED AS ABOUT TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Potlatch Holdings, Inc., a Delaware corporation, in its Registration Statement on Form S-4 (File No. 333-128403) and any amendments thereto.

Dated: November 16, 2005	/s/ Judith M. Runstad
Judith M. Runstad